EXHIBIT 99.1

SGS REPORTS RECORD 2008 REVENUE OF $323.5 MILLION, UP 4.8% VERSUS 2007

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales for 2008 increased by 4.8% versus 2007. Sales increased by $14.7 million from $308.8 million in 2007 to $323.5 million in 2008. The increase in year over year sales was due to acquisitions completed in 2007 and 2008 which accounted for $23.1 million of new revenues in 2008 versus 2007. Revenue from continuing operations were down $8.4 million, or 2.7%, in 2008 versus 2007 due largely to a $5.5 million reduction in revenue from tobacco clients. The remaining $2.9 million reduction was primarily due to a slowdown in customer activity in Europe due to the slowing economy.

For the fourth quarter of 2008, sales decreased by $0.3 million or 0.4% versus the same period in 2007. Sales during the fourth quarter of 2008 were $76.5 million versus $76.8 million in 2007. Acquisitions accounted for $3.5 million of increased revenue during the fourth quarter of 2008. There was a $3.8 million, or 4.9%, decrease in revenues from continuing operations in the fourth quarter of 2008 compared to the fourth quarter of 2007 due to the same reasons given for all of 2008.

Net loss for 2008 was $1.4 million. This was an improvement of $0.7 million from the $2.1 million net loss recorded in 2007. The improvement in net loss was primarily due to cost control as acquired businesses were profit neutral. Net loss for the fourth quarter of 2008 was $1.4 million, versus a net loss of $1.7 million in 2007. This slight improvement in net loss was also due to cost control.

For 2008, EBITDA (a non-GAAP measure) increased by $4.5 million from $57.1 million during 2007 to $61.6 million during 2008. EBITDA for 2008 would have been $67.6 million but for the incurrence of $6.0 million in acquisition related costs, management fees and other charges the company considers to be restructuring related. Similar charges in 2007 totaled $9.5 million resulting in adjusted EBITDA of $66.6 million for 2007 on a comparable basis. Unadjusted EBITDA in the fourth quarter increased by $0.6 million, from $13.4 million in 2007 to $14.0 million in 2008. Included in the fourth quarter 2008 EBITDA are costs of $1.5 million related to acquisitions, management fees and other charges the company considers to be restructuring related. This compares to $3.6 million of such costs during the fourth quarter of 2007. The reconciliation of the non-GAAP measure, EBITDA, to a GAAP measure, Net income, follows:
	Quarter End 12/31/08 (in millions)	Quarter End 12/31/07 (in millions)	Year Ended 12/31/08 (in millions)	Year Ended 12/31/07 (in millions)
Revenue	$ 76.5	$ 76.8	$ 323.5	$ 308.8
Net income	(1.4)	(1.7)	(1.4)	(2.1)
Subtract:
Income/(Loss) from Discontinued Operations	--	--	--	0.7
Add:
Depreciation and amortization	7.5	6.7	28.7	23.7
Other expense	(1.1)	(0.3)	(2.2)	0.5
Interest expense	9.0	9.3	36.5	36.9
Income tax provision	--	(0.6)	--	(1.2)
EBITDA	$ 14.0	$ 13.4	$ 61.6	$ 57.1

While EBITDA is a non-GAAP measure, management believes its inclusion enhances the users' overall understanding of the Company's current financial performance and future prospects. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "We are reasonably pleased with our results for 2008. In a very tough economic environment we continued to grow revenue and improve our profit and EBITDA performance."

SGS International, Inc. is a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 9:30 AM EDT on Friday, March 13, 2008. Please dial (1-800-374-0624) in the USA or (1-706-634-7233) internationally to access the call. The conference ID number is 87915648.

This press release contains forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors outside of management's control that could cause actual results to differ materially from those described in the forward looking statements.

Please contact Jim Dahmus, CFO of SGS, at 502-634-5295 if you have any questions about this release.